SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             DEVLIEG-BULLARD, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                     [LOGO]

                                One Gorham Island
                           Westport, Connecticut 06880
                                 (203) 221-8201



                                December 9, 1998


Dear Stockholder:

     On behalf of the Board of Directors, I am pleased to extend to you an invitation to attend the Annual Meeting of Stockholders of DeVlieg-Bullard, Inc., to be held at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut, on Wednesday, January 20, 1999, beginning at 10:00 a.m., E.S.T.

     The notice of meeting and proxy statement on the following pages contain information about the matters which are to be considered. During the meeting we will also review operating results for the past year.

     In order to ensure that your shares are voted, please complete, date, sign, and return the enclosed proxy in the enclosed postage-paid envelope at your earliest convenience. Every stockholder's vote is important.

     We look forward to seeing you on Wednesday, January 20, 1999.

                                                     Sincerely,



                                                     WILLIAM O. THOMAS
                                                     President and Chief
                                                     Executive Officer

                                     [LOGO]

                                One Gorham Island
                           Westport, Connecticut 06880
                                 (203) 221-8201

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

     Notice is hereby given that the Annual Meeting of Stockholders of DeVlieg-Bullard, Inc. (the "Company"), will be held at 10:00 a.m., E.S.T., on Wednesday, January 20, 1999, at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut for the following purposes:

     1. To elect seven (7) directors to hold office until the next Annual Meeting and until their successors are elected and qualified; and

     2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 25, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                         By the Order of the Board of Directors



                                         Karen V. Hahn, Secretary

Westport, Connecticut
December 9, 1998

     YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                              DeVlieg-Bullard, Inc.
                                One Gorham Island
                           Westport, Connecticut 06880
                                 (203) 221-8201

                               ------------------
                                 PROXY STATEMENT
                               ------------------

     The  accompanying   proxy  is  solicited  by  the  Board  of  Directors  of
DeVlieg-Bullard, Inc. (the "Company") for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting"), to be held on January 20, 1999, notice of which is attached hereto.

     The purposes of the Annual Meeting are to elect seven directors and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof. The Board of Directors knows of no other matters which are to brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     A stockholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications.

     The Board of Directors has fixed the close of business on November 25, 1998, as the record date for the Annual Meeting. Only record holders of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 12,334,900 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing. Stockholders have no right to vote cumulatively on any matter.

     The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Any other matters submitted to the stockholders shall be approved by the affirmative vote of a majority of the votes cast by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and broker "non-votes" will not be counted either for or against the election of directors. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement and the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of Common Stock of the Company. Such solicitation will be made by mail, and may also be made by the Company's regular officers or employees personally or by telephone or telecopy.

     This Proxy Statement and the Company's Annual Report to Stockholders have been mailed on or about December 9, 1998 to all stockholders of record at the close of business on November 25, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information furnished to the Company as of November 25, 1998, with respect to any person, other than officers or directors of the Company, known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock.

                                                       Amount and       Percent
                                                       Nature of           of
                                                       Beneficial        Class
Name and Address of Beneficial Owner                   Ownership           (%)
------------------------------------                   ----------      --------
Stanwich Oil & Gas, Inc. (1)                           1,754,887(2)       14.2
One Stamford Landing
Stamford, Connecticut 06902

Royce & Associates, Inc. (3)                             719,900           5.8
1414 Avenue of the Americas
New York, New York 10019

----------
(1) Based on information contained in Amendment No. 6 to Schedule 13G filed by Stanwich Oil & Gas, Inc. ("Stanwich Oil & Gas") with the Securities and Exchange Commission (the "SEC") on February 9, 1998. Charles E. Bradley, the Chairman of the Board and a Director of the Company, and John G. Poole, a Director of the Company, own 49.0% and 29.8%, respectively, of the common stock of Stanwich Oil & Gas. Mr. Bradley is a director and officer and Mr. Poole is an officer of Stanwich Oil & Gas. In addition, 21.0% of the common stock of Stanwich Oil & Gas is owned by an irrevocable trust established for the benefit of Mr. Bradley's adult children.

(2) Of the shares of Common Stock beneficially owned by Stanwich Oil & Gas, 353,900 have been pledged to secure certain indebtedness of Mr. Bradley. Additionally, on September 24, 1998 Stanwich Oil & Gas granted William O. Thomas an option (the "Stanwich Option") to purchase 150,000 shares of the Company's Common Stock owned by Stanwich Oil & Gas at an exercise price of $2.75, 90,000 of which have vested and the remaining 60,000 of which will vest on September 30, 1999.

(3) Based on information contained in Schedule 13G filed by Royce & Associates, Inc. with the SEC on February 4, 1998.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Directors are elected each year, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Company's Bylaws provide for a minimum of three and a maximum of twelve directors, the exact number to be set by the Board of Directors. The current Board of Directors consists of seven members. Effective as of the date of the Annual Meeting, the Board has fixed the number of directors at seven. All of the nominees to be elected as directors at the Annual Meeting are currently directors of the Company. All of the nominees were previously elected by the stockholders.

     Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxy will be voted with discretionary authority for a substitute or substitutes as shall be designated by the current Board of Directors.

     The following table contains certain information concerning the nominees and regarding the beneficial ownership of the Common Stock by each director and nominee, the executive officers of the Company and by all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power over the shares of Common Stock listed as beneficially owned by him.

                                                                                     Share of Common
                                                                                   Stock Beneficially
                                                                                        Owned on             Percent
                                                                                      November 25,              of
                Name                    Age             Position                         1998(1)              Class
                ----                    ---             --------                         -------              -----
Charles E. Bradley..................     69        Chairman, Director                 2,414,727(2)             19.1
                                                   and Nominee
William O. Thomas...................     57        President, Chief                     464,638                 3.6
                                                   Executive Officer,
                                                   Director and
                                                   Nominee
Thomas V. Gilboy....................     44        Vice President, Chief                 20,000                 *
                                                   Financial Officer and
                                                   Assistant Secretary
Lawrence M. Murray (3)..............     56        Vice President, Chief                170,320                 1.4
                                                   Financial Officer and
                                                   Secretary
Burton C. Borgelt...................     65        Director and                          11,000                 *
                                                   Nominee
Thomas L. Cassidy...................     70        Director and                          24,000                 *
                                                   Nominee
John R. Kennedy.....................     68        Director and                          14,000                 *
                                                   Nominee
John E. McConnaughy, Jr.............     69        Director and                          10,000                 *
                                                   Nominee
John G. Poole.......................     55        Director and                         785,758(2)(4)           6.3
                                                   Nominee
All directors and executive officers as a group (8 persons) (5).........              3,744,123                28.2

----------

*    Less than one percent.

(1) Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: William O. Thomas -- 395,000 shares (including 90,000 from the Stanwich Option); Lawrence M. Murray -- 160,000 shares; Burton C. Borgelt -- 10,000 shares; Thomas L. Cassidy -- 10,000 shares; John R. Kennedy -- 10,000 shares; John E. McConnaughy, Jr. -- 10,000 shares. Also includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of stock purchase warrants:
     Charles E. Bradley -- 312,499 shares; John G. Poole -- 187,500 shares. Includes for all directors and executive officers as a group (8 persons) -- 934,999 shares relating to both options and warrants. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding

     Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Does not include 1,754,887 shares beneficially owned by Stanwich Oil & Gas. Mr. Bradley and Mr. Poole own 49.0% and 29.8%, respectively, of the common stock of Stanwich Oil & Gas. Mr. Bradley is a director and officer and Mr. Poole is an officer of Stanwich Oil & Gas. In addition, 21.0% of the common stock of Stanwich Oil & Gas is owned by an irrevocable trust established for the benefit of Mr. Bradley's children. Does not include 1,500 shares beneficially owned by Stanwich Partners, Inc. ("Stanwich Partners"). Mr. Bradley and Mr. Poole are directors and officers of Stanwich Partners and beneficially own 44.7% and 31.4%, respectively, of the common stock of Stanwich Partners. Does not include 250,000 shares beneficially owned by Stanwich Financial Services, Inc. ("Stanwich Financial"). Mr. Bradley is a director and officer of Stanwich Financial and beneficially owns 42.0% of the common stock of Stanwich Financial. Mr. Poole beneficially owns 7.0% of the common stock of Stanwich Financial.

(3)  Mr. Murray  resigned from the Company  effective May 31, 1998.

(4) In addition to the shares of Common Stock beneficially owned by Mr. Poole, 14,500 shares are owned by one of Mr. Poole's children and are maintained in a custodian account pursuant to the Uniform Gift to Minors Act. Mr. Poole disclaims beneficial ownership of such shares.

(5)  Does not include Mr. Murray. See footnote (3).

     The following is a brief summary of the business experience of each of the nominees:

     Charles E. Bradley was named Chairman of the Board of the Company in December 1989. Mr. Bradley was a co-founder of the Company in 1986 and has served as a Director since that time. Mr. Bradley served as the Vice President and Treasurer of the Company from 1986 through December 1989. Mr. Bradley was a co-founder of Stanwich Partners in 1982 and has served as its President since that time. Mr. Bradley is a Director of Consumer Portfolio Services, Inc., NAB Asset Corporation, General Housewares Corporation, Zydeco Energy Corporation, Audits & Surveys Worldwide, Texon Energy Corporation and several private companies. Mr. Bradley is currently the Chairman of the Board of Chatwins Group, Inc., Consumer Portfolio Services, Inc. and NAB Asset Corporation, is a Director, President and acting Chief Financial Officer of Sanitas, Inc., and is a Director, President and Chief Executive Officer of Reunion Industries, Inc. He is a certified public accountant and received his M.B.A. from New York University School of Business and his B.S. from Yale University. See "Certain Relationships and Related Transactions."

     William O. Thomas has been a Director of the Company since 1986 and served as its Chairman from 1986 to December 1989 and served as its Vice Chairman from December 1989 until March 2, 1992. Effective March 2, 1992, Mr. Thomas was elected President and Chief Executive Officer of the Company. Mr. Thomas is a Director of Sanitas, Inc. Prior thereto, Mr. Thomas held several management positions over a period of 16 years in the Plastics Group of General Electric Company and was general manager of the Plastics Products Division of Uniroyal. He received his B S. from Purdue University.

     Burton C. Borgelt was elected a Director of the Company in December 1989. Mr. Borgelt served as Chief Executive Officer of Dentsply International, Inc., a dental supply company, from 1982 until 1993, and from 1995 to 1996. He served as Chairman of the Board of Dentsply International, Inc., from 1989 to 1996. Mr. Borgelt is a Director of Mellon Bank Corporation and Mellon Bank, N.A. Mr. Borgelt attended the University of Toledo where he majored in marketing and finance.

     Thomas L. Cassidy was elected a Director of the Company in February 1990. Mr. Cassidy has been a Managing Director of Trust Company of the West since 1984. He is also a Senior Partner of TCW Capital.

He is a director of Reunion Industries, Inc. and Spartech Corporation. Mr. Cassidy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.A. from Georgetown University.

     John R. Kennedy was elected a Director of the Company in February 1990. He was employed with Federal Paper Board Company, Inc. from 1952 until 1996, holding various management positions. Mr. Kennedy served as President and Chief Executive Officer of Federal Paper Board from 1967 to 1996. He is a director of Chase Industries, Inc., International Paper Company, Holnam, Inc., Pioneer Companies, Inc. and Spartech Corporation. Mr. Kennedy received his B.S. from Georgetown University.

     John E. McConnaughy, Jr. was elected a Director of the Company in December 1989. Mr. McConnaughy is Chairman and CEO of JEMC Corporation. From 1969 to 1986, Mr. McConnaughy served as Chairman and CEO of Peabody International Corp. ("Peabody"). From 1981 to 1992, he served as Chairman and CEO of GEO
International Corporation when it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of Mego Financial Corporation, Transact International, Inc., Levcor International, Inc., Riddell Sports, Inc., Adrien Arpel, Inc. and Wave Systems, Inc.

     John G. Poole has served as a Director of the Company since 1986 and served as its Vice President and Secretary from 1986 to December 1989. Mr. Poole was a co-founder of Stanwich Partners in 1982 and has served as its Vice President since that time. From 1978 to 1982, he was with Dean Witter Reynolds, Inc., as a Managing Director. Mr. Poole is also a Director of Chatwins Group, Inc. and Consumer Portfolio Services, Inc., and a Director and Vice President of Sanitas, Inc. Mr. Poole received his M.B.A. from the Wharton School of the University of Pennsylvania and his B.A. from Brown University. See "Certain Relationships and Related Transactions."

     The Board of Directors has an Audit Committee for the purpose of meeting with the independent public accountants of the Company; reviewing the audit plan, the annual audit and any other reports or recommendations made by the accountants; recommending whether the auditors should be continued as auditors for the Company and, if other auditors are to be selected, recommending the auditors to be selected; meeting with the Company's internal auditors, if any, and reviewing with them and the Company's auditors the adequacy of the Company's internal controls; and performing such other duties as shall be delegated by the Board of Directors. Messrs. Borgelt, Kennedy and McConnaughy comprise the Audit Committee, which met twice during the fiscal year ended July 31, 1998.

     The Board of  Directors  has a  Compensation  Committee  for the purpose of recommending policies and plans concerning salaries, bonuses and other compensation of the senior executives of the Company, including reviewing the salaries of senior executives and recommending bonuses and other forms of additional compensation for them; establishing and reviewing policies regarding management perquisites; administering the Company's stock-based award plans; and performing such other duties as shall be delegated by the Board. Messrs. Borgelt, Cassidy and Kennedy comprise the Compensation Committee, which met twice during the fiscal year ended July 31, 1998. See "Executive Compensation and Other Information -- Compensation Committee Report."

     During the fiscal year ended July 31, 1998, the Board of Directors held four meetings. All directors attended more than 75% of the aggregate number of meetings of the Board and Committees of the Board on which they serve. The Board of Directors does not have a nominating committee.

     A plurality of votes cast is necessary for the election of each nominee. The Board of Directors recommends a vote FOR all nominees.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table summarizes the compensation earned or paid to the Company's executive officers (the "Named Executive Officers") for fiscal years ended July 31, 1998, 1997 and 1996, respectively.

                                                                                         Long-Term
                                                                                       Compensation
                                                                                          Awards
                                                                                        Securities
                                                                                        Underlying
                                                            Annual Compensation          Options/          All Other
                                               Fiscal    -------------------------         SARs           Compensation
        Name and Principal Position             Year     Salary ($)      Bonus ($)        (#)(1)             ($)(2)
        ---------------------------            ------    ------------   ----------     ------------       ------------
William O. Thomas..........................     1998       252,000            (3)              --             36,695
President and Chief Executive                   1997       252,000        188,923         100,000             36,268
    Officer                                     1996       252,000        126,915              --             33,977

Thomas V. Gilboy...........................     1998       160,000            (3)         100,000                 --
Vice President, Chief Financial
    Officer and Assistant Secretary

Lawrence M. Murray (4).....................     1998       120,833             --              --             47,272
Vice President, Chief Financial                 1997       145,000         72,471              --             25,067
    Officer and Secretary                       1996       145,000         48,684              --             25,592

----------
(1) Number of stock options granted under the 1989 Employee Stock Plan (the "1989 Plan"). Although the 1989 Plan permits grants of restricted stock and stock appreciation rights, no grants of those incentives have been made.

(2) Includes the dollar amount of premiums and bonuses paid by the Company for insurance policies in the amounts of $26,550, $26,763 and $27,424 on behalf of Mr. Thomas, and $18,083, $18,172, and $18,131 on behalf of Mr. Murray, in fiscal 1998, 1997 and 1996, respectively. The remainder represents (i) contributions to the Company's Savings Plan (which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended) in the amounts of $5,235, $4,500 and $4,148 for the account of Mr. Thomas, and $2,974, $4,085 and $3,392 for the account of Mr. Murray in fiscal 1998, 1997 and 1996, respectively, (ii) the personal use of a Company-leased automobile by Mr. Thomas valued at $4,910, $5,005 and $2,405, and by Mr. Murray at $1,846, $2,810 and $3,069 in fiscal 1998, 1997 and 1996, respectively, and (iii) amounts paid to Mr. Murray in connection with the resignation from employment with the Company pursuant to the terms of a Severance Agreement and General Release, dated October 8, 1998.

(3) The Compensation Committee of the Board of Directors has not yet met to consider the award of any annual bonuses for Messrs. Thomas and Gilboy for fiscal 1998 as of the date hereof.

(4)  Mr.  Murray  resigned  from  the  Company   effective  May  31,  1998.  See
     "Employment, Severance and Change-in-Control Arrangements."

Option Grants in Fiscal 1998

     The following table sets forth information with respect to stock options granted by the Company to the Named Executive Officers during the fiscal year ended July 31, 1998.

                                          Percent of                                            Potential Realizable Value
                       Number of            Total                                                at Assumed Annual Rates
                       Securities        Options/SARs                                          of Stock Price Appreciation
                       Underlying         Granted to        Exercise                             for Option Term ($) (2)
                      Options/SARs       Employees in         Price          Expiration        ----------------------------
         Name        Granted (#)(1)         Fiscal          ($/Share)           Date                5%              10%
                                           1998(%)
-----------------   ---------------      ------------       ---------        ----------        -------------    ----------
Thomas V. Gilboy         100,000             100.0             2.75            03/09/08           172,946          438,279

----------
(1) All stock options were granted under the Company's 1989 Plan at an exercise price equal to the fair market value at the date of grant. Options are exercisable in installments of 30% at the end of the first and second years from the date of grant and 40% at the end of the third year, and have a term of ten years. Although the 1989 Plan allows the grant of stock appreciation rights, no such rights have been granted to date.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

Fiscal 1998 Year-End Option Values

     The following table sets forth certain information regarding unexercised stock options granted by the Company to the Named Executive Officers and held by them at July 31, 1998. None of the Named Executive Officers exercised any stock options issued by the Company during fiscal 1998.

                                                                Number of Securities
                            Underlying Unexercised          Value of Unexercised in-the-
                                Options/SARs at                 Money Options/SARs at
                               July 31, 1998 (#)                July 31, 1998 ($) (1)
                        ------------------------------     ------------------------------
       Name             Exercisable      Unexercisable     Exercisable      Unexercisable
-------------------     -----------      -------------     -----------      -------------
William O. Thomas         395,000           130,000          37,500              --
Thomas V. Gilboy               --           100,000              --              --
Lawrence M. Murray        160,000                --          18,750              --

----------
(1) Based on the last reported sale price ($2.00) as reported on the Nasdaq Stock Market's National Market on July 31,1998.

     The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in regulations promulgated by the SEC. During the fiscal year ended July 31, 1998, the Company did not adjust or amend the exercise price of stock options awarded the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means. The Company presently has no defined benefit or actuarial plans covering either of the Named Executive Officers.

                             DIRECTOR COMPENSATION

     Each director, other than directors who have served as an employee of or consultant to the Company or Stanwich Partners or its affiliates, (each, an "Outside Director") receives an annual retainer of $12,000 and a fee of $1,000 for each Board of Directors meeting attended, $1,000 for each committee meeting attended on a day on which there is no regularly scheduled Board of Directors meeting and is reimbursed for travel expenses associated with serving as a director. The aggregate amount of fees paid to the Outside Directors for the 1998 fiscal year was $81,000.

     Each Outside Director participates in the Company's 1991 Stock Option Plan for Outside Directors (the "Outside Directors Plan"). Upon initial election to the Board, each Outside Director will be granted an option to purchase 5,000 shares of the Company's Common Stock at a price equal to the fair market value as of the date of grant. Options granted under the Outside Directors Plan vest one year after grant. The term of the options granted under the Outside Directors Plan is ten years, unless the optionee ceases to be a director, in which case the option expires three years following retirement or disability, one year in the event of death and 90 days in the event the optionee ceases to be a director for any other reason. At July 31, 1998, there were five participants under the Outside Directors Plan who held options covering an aggregate of 25,000 shares at an exercise price of $2.50 per share and options covering an aggregate of an additional 25,000 shares at an exercise price of $2.56 per share. There have been no exercises to date of options granted under the Outside Directors Plan.

     The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interest of the Company's stockholders and the financial abilities of the Company.

            EMPLOYMENT, SEVERANCE AND CHANGE-IN CONTROL ARRANGEMENTS

     In March 1998, the Company entered into a letter agreement with Thomas V. Gilboy in connection with his employment as the Company's Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $160,000 and potential cash bonus of up to 50% of Mr. Gilboy's base pay as determined in the discretion of the Compensation Committee of the Board of Directors. In addition, Mr. Gilboy received an option to purchase 100,000 shares of Common Stock under the Company's 1989 Plan, which option becomes exercisable in installments of 30% at the end of the first and second years from the date of grant and 40% at the end of the third year, and has a term of ten years.


     The Compensation Committee of the Board of Directors has approved severance arrangements for Mr. Thomas and Mr. Gilboy. Pursuant to the severance arrangements, Mr. Thomas would receive (i) two years of salary, bonus and health insurance benefits in the event that Mr. Thomas is terminated by the Company without Cause (as defined below) or (ii) three years of salary, bonus and health insurance benefits if during the 18 months following a Change in Control (as defined below), (a) Mr. Thomas is terminated other than for Cause, disability, or retirement or (b) Mr. Thomas voluntarily terminates his employment with the Company following a change in his position, duties, responsibilities or status with the Company, a reduction in his base salary, or a relocation of the Company's principal executive offices. In addition, Mr. Gilboy would receive one year of salary, bonus and health insurance benefits in the event that (i) Mr. Gilboy is terminated by the Company without Cause or (ii) if during the 18 months following a Change in Control, (a) Mr. Gilboy is terminated other than for Cause, disability, or retirement or (b) Mr. Gilboy voluntarily terminates his employment with the Company following a change in his position, duties, responsibilities or status with the Company, a reduction in his base salary, or a relocation of the Company's principal executive offices. "Cause" is defined as fraud, misappropriation or embezzlement. A "Change in Control" is deemed to have occurred when (i) 30% or more of the combined voting power of the Company's Common Stock is acquired by any person (other than the Company and other related entities), (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election (or any combination of the foregoing), less than a majority of the combined voting power of the Company's Common Stock is held in the aggregate by the holders of the Company's Common Stock immediately prior to such transaction, or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each director elected during such two-year period was approved by two-thirds of the directors then still in office who were directors at the beginning of such period).


     Under the Company's 1989 Plan and Outside Directors Plan, upon a Change in Control (as defined in the 1989 Plan) any stock options, which are not then exercisable, will become fully exercisable and the value of all stock options may, unless otherwise determined by the Committee, be cashed out on the basis of the Change in Control Price (as defined in the 1989 Plan).


     Effective as of May 31, 1998, Mr. Murray resigned as Vice President, Chief Financial Officer and Secretary of the Company. Pursuant to the terms of the Severance Agreement between Mr. Murray and the Company, the Company will pay Mr. Murray semi-monthly payments of $6,041 through November 15, 1999 using the Company's regular payroll periods. The Company is entitled to offset against severance payments any compensation earned by Mr. Murray relating to services provided by him to any employer or independent contractor during the period ending November 15, 1999. The Severance Agreement also provides for the contractor during the period ending November 15, 1999. The Severance Agreement also provides for the continuation at the Company's expense of Mr. Murray's vehicle lease, certain insurance policies and medical coverage through May 15, 1999. The Company is also obligated to pay (i) a lump sum of $1,006, representing the Company's earnings on the Company's 401(k) plan had Mr. Murray remained an employee of the Company, (ii) a lump sum of $4,242, representing the Company's contribution to Mr. Murray's split dollar insurance policies had he remained an employee of the Company through September 1, 1998, (iii) a lump sum of $16,730, representing vacation pay, (iv) up to $5,000 for outplacement consulting services, and (v) up to $7,000 legal fees incurred in connection with the Severance Agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 1998, the Board's Compensation Committee (the "Committee") was composed of Messrs. Borgelt, Cassidy and Kennedy. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable regulations promulgated by the SEC.

                         COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Committee, a committee of the Board of Directors composed of non-employee directors of the Company. The Committee approves compensation actions involving the senior management of the Company, including the Named Executive Officers. The Committee approves long-term incentive awards for the Named Executive Officers and other key employees of the Company, and reviews and administers the incentive compensation, stock option and other compensation plans of the Company.

     Under the supervision of the Committee, the Company has developed and implemented compensation policies, plans and programs which are intended to enhance the profitability of the Company by aligning closely the financial interests of the Company's senior management with those of its stockholders. In establishing levels of annual salary, incentive bonus and equity incentives, the Committee generally considers the following factors (i) the compensation policies and practices of competitive businesses, (ii) the Company's performance, growth and achievements, (iii) the level and degree of responsibility of each officer, (iv) the individual and collective performance and achievements of the Company's senior management, and (v) the level of compensation and equity incentives which would be required to attract and retain qualified and experienced senior management. In establishing levels of annual salary, incentive bonuses and equity incentives for fiscal 1998, the Committee relied on published information related to executive incomes and on the recommendations of the Company's Chief Executive Officer, as well as an analysis prepared in 1995 by Sibson & Company, a nationally recognized management consulting firm. In 1995, the Committee requested Sibson & Company to prepare a specific analysis of compensation information of publicly held companies competing in a range of industries with revenues similar to those of the Company. Data in this analysis is updated and used by the Committee to obtain an overall perspective on compensation of its senior management and to assist the Committee in structuring its compensation policies to more closely align the interests of its senior management with those of its stockholders and to provide appropriate incentives for senior management to work towards the achievement of the Company's annual performance targets.

     Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to fiscal 1998 compensation.

Annual Compensation

     Annual total cash compensation for senior management consists of base salary and an annual cash bonus. Setting of the annual salary in fiscal 1998 for members of senior management was based on the recommendations of the Chief Executive Officer and the Committee's review of the individual officer's responsibilities and compensation in comparison to similarly sized companies. Members of senior management, including the Named Executive Officers, are eligible to receive annual cash bonuses pursuant to the Company's bonus plan, the purpose of which is to motivate members of senior management to use their best efforts to enhance stockholder value through growth of the Company's earnings. The Committee uses a formula in order to determine annual cash bonuses which is established at the beginning of the fiscal year. The formula places substantial emphasis on the Company meeting various targeted levels of earnings, with a lesser emphasis on individually tailored objectives that are strategically or operationally important to the Company's business.

     The base annual salary and annual cash bonus for William O. Thomas, the Company's President and Chief Executive Officer, were determined utilizing the methods and factors discussed above. Mr. Thomas' fiscal 1998 base annual salary of $252,000, was based on the Committee's estimate of the current market rates for the position and the Committee's appraisal of the programs instituted by Mr. Thomas during his tenure. Mr. Thomas' cash bonus for fiscal 1997 of $188,923 was determined in accordance with the bonus formula adopted by the Committee at the beginning of that year.

     The Compensation Committee has not yet met to consider any cash bonus for Mr. Thomas for fiscal 1998. Any such bonus will be based on the application of a bonus formula adopted by the Committee at the beginning of fiscal 1998 and the Committee's subjective appraisal of initiatives implemented by the Company during fiscal 1998 that may not have been reflected in the application of the bonus formula.

Long-Term Incentive Program

     The long-term incentive program for senior management consists of stock option awards granted pursuant to the 1989 Plan. The purpose of awarding equity incentives under the 1989 Plan is to enable the Company to attract, retain and motivate its employees by giving them the ability to participate in the long-term growth of the Company. Stock option grants provide the right to purchase shares of the Company's Common Stock at the fair market value on the date of grant and have a ten-year term. Historically, options became exercisable in five equal annual installments following the date of grant. Stock options granted to senior management beginning in fiscal 1994 vest 30% at the end of each of the first two years following grant and 40% at the end of the third year. The Committee has typically granted stock options to members of senior management, including the Named Executive Officers, and other key employees following a review of the Company's operating results for the prior fiscal year. Contemporaneous with his hiring in March 1998, the Committee granted Mr. Gilboy an option to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock on The Nasdaq Stock Market's National Market on the date of grant. The option vests 30% at the end of each of the first two years following grant and 40% at the end of the third year. In determining the number of shares covered by such grant, the Committee considered competitive industry practices and negotiations with Mr. Gilboy regarding the terms of his employment.

     The tables set forth under "Executive Compensation and Other Information," and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Federal Income Tax Deductibility Limitations

     The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and to seek, to the greatest extent possible, to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000

OBRA limitation. None of the Named Executive Officers received compensation in fiscal 1998 that would exceed the $1,000,000 OBRA limitation.

         It is the Committee's intention to continue to utilize to the greatest extent possible performance-based compensation, which should minimize the effect of OBRA on the Company. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders.

Burton C. Borgelt               Thomas L. Cassidy                John R. Kennedy

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     [THE FOLLOWING TABLE WAS REPRESENTED BY A GRAPH IN THE PRINTED MATTER]

------------------------------------------------------------------------------------------------------------------------------------
                                July 1993          July 1994         July 1995          July 1996         July 1997        July 1998
------------------------------------------------------------------------------------------------------------------------------------
DeVlieg-Bullard, Inc.              100                89.66             93.10             124.14            196.55           110.34
------------------------------------------------------------------------------------------------------------------------------------
Peer Group Index                   100               111.09            133.51             134.68            188.36           167.97
------------------------------------------------------------------------------------------------------------------------------------
Nasdaq Market Index                100               109.12            133.72             145.78            214.30           256.92
------------------------------------------------------------------------------------------------------------------------------------

     The above graph compares the total return on investment (change in year-end stock price plus reinvested dividends) of the Common Stock of the Company with that of the Nasdaq Market Index and Media General Financial Services Industry Group (Machinery--Light Equipment) (the "Peer Group Index"). The cumulative performance assumes that $100 was invested on August 1, 1993 in each of the Company's Common Stock, the Nasdaq Market Index and the Peer Group Index and the reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Stanwich Partners

     Effective August 1, 1998, the Company entered into a consulting agreement with Stanwich Partners pursuant to which Stanwich Partners renders executive consulting services, consisting of general management, finance and business investment services, as requested by the President of the Company, up to a maximum of 20 hours per week. The term of the consulting agreement expires in July 2001. The consulting agreement provides for an annual fee, payable in equal monthly installments, of $261,000 for each of the fiscal years ending July 31, 1999, 2000, and 2001. Aggregate consulting fees paid to Stanwich Partners pursuant to a consulting agreement which expired on July 31, 1998 were $261,000 in fiscal year 1998. In fiscal 1998, the Company reimbursed Stanwich Partners for an additional $3,275, for incidental business expenses incurred by Stanwich Partners on behalf of the Company.

Transactions with D.V. Associates, L.P.

     Pursuant to a license agreement (the "License Agreement") dated March 22, 1990 between the Company and D.V. Associates, L.P., a Delaware limited partnership, the Company licenses certain trade names, trademarks and trademark registrations (the "Trademarks"). The License Agreement requires annual payments of $300,000 payable monthly. The Company has the option to purchase the Trademarks for $3,000,000. Mr. Bradley and Mr. Poole have a 15.5% and 4.5% limited partnership interest in D.V. Associates, L.P., respectively.

Transactions with Holders of Subordinated Debentures and Junior Subordinated Debentures

     In October 1995, the Company acquired all of the outstanding stock of The National Acme Company (the "Acquisition"). In connection with the Acquisition, the Company refinanced its senior credit facility and entered into a new senior credit facility consisting of a $25 million revolving credit facility and a $5 million term loan (the "Refinancing"). As part of the Refinancing, the holders of the Company's $12 million principal amount of subordinated debentures (the "Subordinated Debentures"), issued pursuant to the terms of an Investment Agreement dated May 25, 1994 (the "Investment Agreement"), among the Company, Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II (collectively "Allied") and certain other persons, agreed to release their security interest in the Company's assets. CPS Holdings, Inc. ("Holdings") pledged 600,000 shares of the common stock of Consumer Portfolio Services, Inc. ("CPSI") to secure the Subordinated Debentures pursuant to the terms and conditions of a Credit Support Agreement dated October 23, 1995, between the Company and Holdings. Holdings was subsequently merged into CPSI, and Mr. Bradley and his son pledged the shares of CPSI stock that they received in the merger to secure the Subordinated Debentures (the "Pledge"). The Company is obligated to pay Mr. Bradley and his son $90,000 annually for so long as the Pledge is in effect, payable in equal monthly installments of $6,805 to Mr. Bradley and $695 to his son. Mr. Bradley is the Chairman of the Board of CPSI and beneficially owns approximately 5% of the outstanding common stock of CPSI. Mr. Poole is a director of CPSI.

     The consummation of the Acquisition and the Refinancing required the consent of the holders of the Subordinated Debentures. Due to the inability of the Company to obtain the consent of Allied to the Acquisition and the Refinancing on mutually agreeable terms, Messrs. Bradley and Poole loaned the Company $2.5 million and $1.5 million, respectively, in exchange for certain junior subordinated debentures (the "Junior Subordinated Debentures") to repay the principal amount of the Subordinated Debentures owed Allied. Interest on the Junior Subordinated Debentures accrues at a rate of 14.5% per annum, with interest payable at 11.0% per annum on a quarterly basis. The Junior Subordinated Debentures mature upon the earlier of June 30, 2001, or 30 days after the Subordinated Debentures are repaid in full. During fiscal 1997 and 1996, the Company paid $90,000 and $68,000, respectively, to Mr. Bradley and his son as a collateral fee for the Pledge. Interest payments on the Junior Subordinated Debt of $282,000 and $191,000 were paid to Mr. Bradley and $169,000 and $115,000 were paid to Mr. Poole during fiscal 1997 and 1996, respectively. In addition, interest payable to Messrs. Bradley and Poole of $142,000 and $84,000, respectively, has been accrued under the Junior Subordinated Debentures as of July 31, 1997.

     In connection with the repayment of Allied and the issuance of the Junior Subordinated Debentures, Allied surrendered to the Company certain Class A Stock Purchase Warrants representing the right to acquire 83,333 shares of the Company's Common Stock, and the Company issued new Class A Stock Purchase Warrants (the "Substitution Warrants") to Messrs. Bradley and Poole representing the right to acquire 52,083 and 31,250 shares of the Company's Common Stock, respectively, on the same terms and conditions as the warrants surrendered by Allied. The Substitution Warrants may be exercised at any time in whole or in part from and after May 25, 1996, and shall expire the later of three years from the date of final payment of the Subordinated Debentures or May 25, 2004.

     In addition, the Company issued Class A Stock Purchase Warrants to acquire 500,000 shares of the Company's Common Stock ("Class A Warrants") and Class C Stock Purchase Warrants to acquire 750,000 shares of the Company's Common Stock, subject to reduction in certain circumstances ("Class C Warrants") to the holders of the Subordinated Debentures and Messrs. Bradley and Poole pro rata based on the principal amount of the Subordinated Debentures and Junior Subordinated Debentures held by such persons. Based on such allocation, Messrs. Bradley and Poole received 104,166 and 62,500 of such Class A Warrants, respectively, and 156,250 and 93,750 of such Class C Warrants, respectively. The Class A Warrants and Class C Warrants have an exercise price of $0.01 per share and are subject to certain anti-dilution protection, and the holders thereof are entitled to certain registration rights with respect to the Company's Common Stock. The Class A Warrants may be exercised at any time in whole or in part from and after October 23, 1997, and shall expire the later of three years from the date of final payment of the Subordinated Debentures or May 25, 2004. The Class C Warrants may be exercised at any time after October 31, 1998, subject to earlier exercise upon a sale of the Company, and expire on the later of three years after the payment of the Subordinated Debentures or May 25, 2004. The number of shares of the Company's Common Stock which the holders of the Class C Warrants have the right to acquire may be reduced based on the Company attaining earnings levels, as defined in the Third Amendment to Investment Agreement dated January 17, 1997.

Transactions with Mr. Bradley

     In November 1998, the Company further amended its senior credit facility to increase the amount available for borrowing under the revolving credit portion of the facility from $30.0 million to $31.5 million and to add an additional term loan in the principal amount of $2.5 million (the "New Term Loan"). As a condition to the amendment of the senior credit facility, Mr. Bradley agreed to guarantee the payment of $500,000 of the principal of the New Term Loan. The Company has agreed to pay Mr. Bradley a credit support fee, payable monthly, at the annual rate of 5% of the principal amount guaranteed.

Policy of the Company

     The Board of Directors adopted a policy which provides that any transaction between the Company and any of its officers, directors or five percent stockholders, or affiliates thereof, must be on terms no less favorable than those which would be obtained from unaffiliated parties and must be approved by a majority of the disinterested members of the Company's Board of Directors. Transactions in the ordinary course of business, consistent with past practices and which do not exceed $100,000, are permitted without prior approval and are reported to the Board of Directors quarterly.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the period ended July 31, 1998.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP to serve as independent accountants for the current fiscal year. Such firm has served as the Company's independent accountants since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                          STOCKHOLDER PROPOSALS FOR THE
                       NEXT ANNUAL MEETING OF STOCKHOLDERS

     A proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next Annual Meeting of Stockholders and received at the Company's executive offices no later than August 12, 1998 will be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such annual meeting. For other proposals of stockholders to be timely (but not considered for inclusion in the Company's Proxy Statement), a stockholder's notice should be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the next Annual Meeting of Stockholders and should otherwise comply with the advance notice provisions of the Company's Bylaws.

                             ADDITIONAL INFORMATION

         The Annual Report to Stockholders for the year ended July 31, 1998, is being mailed to all stockholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K which was filed with the SEC on November 10, 1998. The Company will furnish without charge to any stockholder a copy of its Annual Report on Form 10-K, upon written request to Karen V. Hahn, Secretary, DeVlieg-Bullard, Inc., One Gorham Island, Westport, Connecticut 06880.

                              DeVlieg-Bullard, Inc.


P      This Proxy is solicited on behalf of the Board of Directors for the
R
O         Annual Meeting of Stockholders to be held on January 20, 1999
X
Y         The undersigned  hereby appoints William O. Thomas,  Thomas V. Gilboy, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of DeVlieg-Bullard, Inc. (the "Company") held of record by the undersigned on November 25, 1998, at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., E.S.T., on Wednesday, January 20, 1999, at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut, and any adjournment thereof.


                                                                     -----------
                                                                     SEE REVERSE
                 CONTINUE AND TO BE SIGNED ON REVERSE SIDE              SIDE
                                                                     -----------

Please mark
votes as in
this example
    [X]

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PROPOSAL 1.

1. To elect the following nominees as directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified:

Nominees: Charles E. Bradley; William O. Thomas; Burton C. Borgelt;
          Thomas L. Cassidy; John R. Kennedy; John E. McConnaughy, Jr.; and John G. Poole

[_]  FOR       [_]  WITHHELD     [_]  For all nominees        [_]  MARK HERE FOR
     ALL            FROM ALL          except as noted above       ADDRESS CHANGE
   NOMINEES         NOMINEES                                      AND NOTE BELOW

2. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any other adjournment thereof.

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If stockholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)

The undersigned revokes any prior proxies to vote the shares covered by this proxy.


Signature:____________________  Date:________________


Signature:____________________  Date:________________